Exhibit 8.1

June 10, 2015

Anadarko Petroleum Corporation

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

Re:	Anadarko Petroleum Corporation, Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Anadarko Petroleum Corporation (the “Company”), a Delaware corporation, with respect to certain legal matters in connection with the offer and sale of tangible equity units. We have also participated in the preparation of a prospectus supplement related to the tangible equity units (the “Prospectus Supplement”) dated as of June 4, 2015, and the accompanying base prospectus dated June 3, 2015 (the “Prospectus”), forming part of the Registration Statement on Form S-3ASR, as amended, Registration No. 333-192219 (the “Registration Statement”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:

a)	The Registration Statement;

b)	The Prospectus;

c)	The Prospectus Supplement; and

d)	Such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein

Our opinion is conditioned upon the initial and continuing accuracy of the documents, certificates and records referred to above. We have also assumed that the transactions related to the offering of the tangible equity units will be consummated in the manner contemplated by the Registration Statement and the Prospectus.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents, and that such documents constitute, or will constitute, valid and binding obligations of each party.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records or assumptions on which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein and in the discussion set forth in the Prospectus Supplement under the heading “Material United States federal income tax consequences,” in our opinion, that discussion, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, sets forth the material U.S. federal income tax consequences of the purchase, ownership and disposition of the tangible equity units, the components thereof, and the shares of Company common stock, if any, acquired under a purchase contract.

Except as set forth above, we express no other opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the ownership and disposition of the tangible equity units or of any transaction related thereto. These opinions are expressed as of the date of effectiveness of the Registration Statement, and we are under no obligation to supplement or revise our opinions to reflect any legal developments or factual matters arising subsequent to that date or the impact of any information, document, certificate, record or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.